                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                             (Amendment No. 4)/1/


                      Incara Pharmaceuticals Corporation
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                               (Name of Issuer)

                         Common Stock, $.001 par value
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                        (Title of Class of Securities)

                                  458 44M 106
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                                (CUSIP Number)

                                 March 7, 2000
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


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/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 458 44M 106


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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Interneuron Pharmaceuticals, Inc.          04-3047911

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
      Not Applicable                                            (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

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                          SOLE VOTING POWER
                     5
     NUMBER OF            582,011

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             582,011

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      582,011
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      Approximately 11.6%/2/

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      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      CO

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/2/ This percentage is calculated on the number of shares of outstanding Common
    Stock of Incara Pharmaceuticals Corporation (the "Issuer") as of
    February 7, 2000, as set forth in the Issuer's Proxy Statement filed on February 9, 2000.

Item 1(a) Name of Issuer

          Incara Pharmaceuticals Corporation
          -------------------------------------------------------------

Item 1(b) Address of Issuer's Principal Executive Offices
          P.O. Box 14287, 3200 East Highway 54
          Cape Fear Building, Suite 300
          Research Triangle Park, NC 27709
          -------------------------------------------------------------


Item 2(a) Name of Person Filing

          Interneuron Pharmaceuticals, Inc. ("IPI")
          -------------------------------------------------------------

Item 2(b) Address of Principal Business Office or, if none, Residence

          One Ledgemont Centre, 99 Hayden Avenue, Lexington, MA 02421
          -------------------------------------------------------------


Item 2(c) Citizenship

          IPI is a Corporation organized under the laws of the State of Delaware
          -------------------------------------------------------------


Item 2(d) Title of Class of Securities

          Common Stock, $.001 par value ("Shares")
          -------------------------------------------------------------


Item 2(e) CUSIP Number

          458 44M 106
          -------------------------------------------------------------


Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

        (a) [_]  Broker or dealer registered under Section 15 of the Act.

        (b) [_]  Bank as defined in Section 3(a)(6) of the Act.

        (c) [_]  Insurance company as defined in Section 3(a)(19) of the Act.

        (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940.

        (e) [_]  An investment adviser in accordance with
                 (S)240.13d-1(b)(1)(ii)(E);

        (f) [_]  An employee benefit plan or endowment fund in accordance with
                 (S)240.13d-1(b)(1)(ii)(F);

        (g) [_]  A parent holding company or control person in accordance with
                 (S)240.13d-1(b)(1)(ii)(G);

        (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to rule 13d-1(c) check this box. [_]

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          IPI is the beneficial owner of 582,011 Shares
          --------------------------------------------------------------

     (b)  Percent of class:

          The 582,011 Shares beneficially owned by IPI constitute
          approximately 11.6% of the Issuer's outstanding Common Stock/2/
          ---------------------------------------------------------------

     (c)  (i)-(iv)

          Reference is made to Items 5-8 of the cover page
          --------------------------------------------------------------

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.


     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Instruction: Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not Applicable

Item 8.  Identification and Classification of Members of the Group.

         Not Applicable

Item 9.  Notice of Dissolution of Group.

         Not Applicable

Item 10. Certifications.

         Not Applicable

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      April 10, 2000
                                              ----------------------------------
                                                            Date

                                              INTERNEURON PHARMACEUTICALS, INC.

                                              By: /s/ Glenn L. Cooper, M.D.
                                              ----------------------------------
                                                          Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

     NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)